ANGELO, GORDON & CO.
245 Park Avenue
New York, NY 10167
212 692 2000
212 867 6395 Fax

February 23, 2009

VIA FACSIMILE AND FEDERAL EXPRESS

Cardiovascular BioTherapeutics, Inc.
7251 W. Lake Mead Blvd., Suite 300
Las Vegas, Nevada 89128
Attention: Corporate Controller

Re: Senior Secured Note—Notice of Redemption at Option of Holder

Ladies and Gentlemen:

We refer to Senior Secured Note No. PAG-004 of Cardiovascular BioTherapeutics, Inc. (the "Company"), dated March 20, 2006 (as amended through the date hereof, the "**Note**"), which was originally issued to, and is currently held by, Leonardo, Inc. ("**Leonardo**"). We also refer to the Securities Purchase Agreement, dated as of March 20, 2006, by and among the Company, Leonardo and other investors, under which the Note was issued (the "**Purchase Agreement**"). Unless otherwise stated, any defined term used in this notice and not otherwise defined herein shall have the same meaning as set forth in the Note.

Pursuant to Section 4 of the Note, Leonardo has the right to require the Company to redeem all or a portion of the Note upon the occurrence of any Triggering Event (as defined in the Section 4(b) of the Note). As set forth in our letter to the Company dated January 20, 2009 (a copy of which is attached hereto), the Company's statements delivered by Daniel C. Montano, the Company's Co-President and Chief Executive Officer, in a telephone conversation with Gary Wolf (who represents Leonardo) and in a voicemail message left for him during the week of January 12, 2009 and in several subsequent telephone discussions, in each case to the effect that the Company would not honor conversions of the Note, constitute a Triggering Event under Section 4 of the Note (specifically, Section 4(b)(iv) thereof). We note also that, consistent with these statements, the Company has failed to issue 1,581,164 shares of Common Stock upon conversion of the Note by Leonardo pursuant to its Conversion Notice dated January 20, 2009 (a copy of which is attached hereto) (the "**January 20 Conversion Notice**"), which failure represents a Conversion Failure, constituting an additional Triggering Event under Section 4 of the Note (specifically, Section 4(b)(v) thereof). Despite our repeated attempts to resolve these matters amicably, the Company continues to refuse to comply with its obligations under the Note.

This letter shall serve as Leonardo's notice to the Company, pursuant to Section 4(c)

of the Note, of Leonardo's exercise of its right, pursuant to Section 4(a) of the Note, to require the Company to redeem $1,405,980 of the Principal of the Note (representing all but $1,000 of the Principal) as a result of the occurrence of the Triggering Events described herein. In accordance with Section 4(a) of the Note, the Redemption Price equals the sum of (i) $1,687,176 (120% of the Principal to be redeemed), plus (ii) $17,498.67 (the Interest Amount as of the date hereof with respect to such Principal). Therefore, the total Redemption Price, as calculated in accordance with Section 4(a) of the Note, that the Company is required to pay Leonardo for the redemption of $1,405,980 of the Principal of the Note is $1,704,674.67. The Company is hereby directed to pay to Leonardo the Redemption Price within five (5) Business Days of the date hereof (i.e., by no later than Thursday, February 26, 2009), as required by Section 4(d) of the Note, in accordance with the wire instructions attached hereto

Furthermore, pursuant to Section 3(c)(v)(A) of the Note, Leonardo is entitled to additional damages, payable by the Company in cash ("**Additional Damages**"), as a result of the Company's failure to timely issue shares of Common Stock upon Leonardo's conversions of the Note (the "**Conversions**") pursuant to the January 20 Conversion Notice and Leonardo's Conversion Notice dated January 12, 2009 (a copy of which is also attached hereto). The Additional Damages due as of the date hereof total $85,427.65. The Company is hereby directed to immediately pay to Leonardo the currently due Additional Damages, and to continue to pay them as they are incurred, in accordance with the wire instructions attached hereto.

Neither the redemption of a portion of the Principal of the Note nor the payment of Additional Damages will fully compensate Leonardo for the economic loss, and the related costs and expenses, suffered and incurred by Leonardo as a result of the Company's breach and anticipatory breach of the Note as described herein and any other breaches by the Company of the Transaction Documents. Leonardo's economic loss may include lost profits with respect to the shares of Common Stock that have to date been issued upon the Conversions (all of which continue to be held by Leonardo as of the date hereof), which could result from the Company's actions in violation of the Note and the other Transaction Documents. Accordingly, Leonardo reserves the right to pursue other remedies under the Note, the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof) and the other Transaction Documents, and otherwise at law or in equity.

Finally, we note the Company's legal and contractual obligations to publicly disclose the delivery of this redemption notice.

Sincerely,

LEONARDO, L.P.

By: Leonardo Capital Management, Inc.
Its: General Partner

By: Angelo, Gordon & Co., L.P.
Its: Director

By: ____________________

Name: MICHAEL L. GORDON
~~CHIEF OPERATING OFFICER~~

Title: ____________________

cc: Daniel C. Montano, Co-President and Chief Executive Officer
Michael A. Flaa, Chief Financial Officer
Gary B. Abromovitz, Esq.
Ronald Warner, Esq.
Gary Wolf
Kirk Wickman, Esq., General Counsel of Angelo, Gordon & Co., L.P.
Mark D. Wood, Esq.